Exhibit 21.1

Significant Subsidiaries of Dynegy Holdings, LLC
As of December 31, 2011

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1.	Dynegy Gas Investments, LLC	Delaware
2.	Dynegy Northeast Generation, Inc.	Delaware